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                                                                  EXHIBIT 11.01

                                   CONDUCTUS, INC.

                     STATEMENTS OF COMPUTATION OF LOSS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)



                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                  SEPTEMBER 30,              SEPTEMBER 30,
                              ---------------------       ------------------
                                 1997        1996           1997         1996
                                 ----        ----           ----         ----
Net loss                       $(1,491)    $(1,244)       $(5,243)     $(3,970)
                               -------     -------        -------      -------

Weighted average number
of shares outstanding            6,901       6,782          6,853        6,084
                               -------     -------        -------      -------

Common and common
equivalent shares used in
computing per share amounts      6,901       6,782          6,853        6,084
                               -------     -------        -------      -------
                               -------     -------        -------      -------

Net loss per share              $(0.22)     $(0.18)        $(0.77)      $(0.65)
                               -------     -------        -------      -------
                               -------     -------        -------      -------